EXHIBIT 4.3

(ON CARTER LEDYARD & MILBURN LETTERHEAD)

02/23/96


Nuveen Tax-Free Unit Trust, Series 848
c/o John Nuveen & Co. Incorporated,
as Depositor of Nuveen Tax-Free Unit
Trust, Series 848
333 W. Wacker Drive
Chicago, Illinois  60606

RE:  Nuveen Tax-Free Unit Trust, Series 848

Dear Sirs:

    We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 848 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.

Very truly yours,


CARTER, LEDYARD & MILBURN